Exhibit 10.1

Summary of Loan (Credit) Contract of Maximum Amount

Loan (Credit) Contract of Maximum Amount between Jiangsu Best Appliance Co., Ltd. (the “Company”) and Jiangsu Wujin Rural Commercial Bank (the “Creditor”) dated December 10, 2008.

Main contents:

  Contract number: 1140827008150016;

  The Creditor will provide to the Company a credit with maximum amount of RMB 21 million for the period from December 10, 2008 to December 9, 2011;

  Interest rate of loan: for short term loan (less than one year), the rate is fixed subject to each loan agreement to be signed; for loan term loan (more than one year), the rate shall be floating rate subject to adjust of benchmark rate published by the People’s Bank. The interest shall be settled on a monthly basis.

  The Creditor is entitled to adjust the credit at the discretion of the Creditor.

  The Creditor’s approval shall be obtained in case of material change of the Company, including transfer of the significant assets, lease out, reform as a company limited by shares, joint operation, combination, merger, division, joint venture, equity transfer, and any other activities which shall affect the realization of the Creditor’s rights hereunder

  Breach of contract penalty: adjustment of credit, cancellation of unused credit, imposition of punitive interest, demand prepayment of loan and other measures;